EXHIBIT 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement on Form F-3 to be filed on April 22, 2004 of AngloGold Limited of our report dated February 13, 2004, with respect to the consolidated financial statements of AngloGold Limited included in the Annual Report (Form 20-F) for the year ended December 31, 2003.
Ernst & Young
Registered Accountants and Auditors
Chartered Accountants (S.A.)
Johannesburg
Republic of South Africa
April 22, 2004